Exhibit 99.1

LEXICON PHARMACEUTICALS COMPLETES THE SALE OF XERMELO TO
TERSERA THERAPEUTICS

Lexicon Receives $160.4 Million at Closing

Eligible for Up to $65 Million in Milestone Payments Plus Mid-Teens Royalties on Net Sales of XERMELO in Biliary Tract Cancer

Substantial Debt Reduction with Full Repayment of Secured Loan

The Woodlands, Texas, September 8, 2020 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) announced today the completion of the sale of Lexicon’s rights, title and interest in XERMELO® (telotristat ethyl) to TerSera Therapeutics LLC.

Lexicon received $160.4 million in cash at closing, comprised of a $155 million upfront payment and additional payments for inventory and other closing considerations. Lexicon may receive additional milestone payments of up to an aggregate of $65 million for the development and commercialization of telotristat ethyl in patients with biliary tract cancer. Additionally, Lexicon will be eligible to receive mid-teens royalties on net sales of XERMELO in biliary tract cancer. In connection with the transaction, TerSera offered employment to 28 Lexicon employees. Lexicon plans to realign its business around its research and development assets, with a focus on its LX9211 neuropathic pain program, now in Phase 2 clinical development, while substantially reducing its debt by fully repaying its $150 million secured term loan.

About LX9211

LX9211 is a potent, orally delivered, selective small molecule inhibitor of AAK1, a target discovered and extensively characterized in an alliance with Bristol Myers Squibb. Preclinical studies of LX9211 demonstrated central nervous system penetration and reduction in pain behavior in models of neuropathic pain without affecting opiate pathways. Lexicon holds exclusive research, development and commercialization rights to LX9211 and additional compounds acting through AAK1 under the alliance.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in clinical and preclinical development in diabetes and metabolism, neuropathic pain and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to the sale of XERMELO (telotristat ethyl) and Lexicon’s long-term outlook on its business. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Patient Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com